EXHIBIT 21


                                  SUBSIDIARIES

ABC Transportation Company
ABC Brokerage Co.
American Buildings Cayman Incorporated
American Buildings Company International, Inc.
ABC Residential Company
American Buildings Offshore, Inc.
AMT/Beaman Corporation
Global Modular, Inc.
Windsor Door, Inc.
Rescom Overhead Doors, Inc.